UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  November 22, 2013

Verastem, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35403	27-3269467
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

215 First Street, Suite 440, Cambridge, MA	02142
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (617) 252-9300

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 22, 2013, Verastem, Inc. (the “Company”) entered into an amended and restated employment agreement (the “Agreement”) with Robert Forrester, governing the terms of Mr. Forrester’s employment as Chief Executive Officer of the Company for an indefinite term.

Under the Agreement, Mr. Forrester will receive an initial annual base salary of $490,000 (retroactive to July 1, 2013) and be eligible for an annual bonus with a target of 60% of his base salary.

Under the Agreement, Mr. Forrester will be entitled to cash severance payments if the Company terminates his employment without cause, as defined in the Agreement, or if Mr. Forrester terminates his employment with the Company for good reason, as defined in the Agreement.  In addition, if Mr. Forrester’s employment terminates under these circumstances, in each case absent a change in control, as defined in the Agreement, any equity awards granted to Mr. Forrester prior to the date of the Agreement that would have vested during the 12-month period immediately following the termination of his employment will immediately vest.  If such termination occurs within 90 days prior to, or one year following, a change in control, as defined in the Agreement, all equity awards granted to Mr. Forrester will vest in full and the cash severance payments payable to Mr. Forrester will be increased.

To the extent that any payment or benefit payable to Mr. Forrester in connection with a change in control, as defined in the Agreement, would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, Mr. Forrester would be entitled under the Agreement to an additional cash payment equal to a portion of the amount of such tax owed by him and any interest or penalties thereon.  In addition, the Agreement includes a cutback provision that provides Mr. Forrester with the full amount of the total payments payable in connection with a change in control or a reduced amount of the total payments payable in connection with a change in control, whichever results in the greater economic benefit for Mr. Forrester.

Additionally, on September 17, 2013, in connection with Mr. Forrester’s appointment as Chief Executive Officer, pursuant to the Company’s Equity Grant Policy, the Company granted Mr. Forrester an option to purchase 50,000 shares of its common stock at an exercise price equal to the closing price of a share of its common stock as reported by the Nasdaq Global Market on that date.

The foregoing description of the terms of the Agreement does not purport to be a complete description and is qualified in its entirety by reference to the Agreement that will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERASTEM, INC.

Date: November 26, 2013	By:	/s/ John B. Green
John B. Green
Chief Financial Officer